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                                                                Exhibit 99.13


                        INVESTCORP BANK E.C. GUARANTY

          The undersigned, INVESTCORP BANK E.C., a corporation organized under the laws of Bahrain, hereby guarantees that each of the International Investors will perform each of their respective obligations and agreements under this Agreement and the undersigned expressly agrees to be liable in the event any of the International Investors fails to perform any of their respective obligations or agreements under this Agreement; provided, however, that this undertaking and agreement shall terminate immediately following the Effective Time of the Merger. The undersigned hereby represents and warrants to Parent and Newco that (i) it has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, (ii) it has taken all actions necessary to authorize the execution, delivery and performance of this Agreement by it, (iii) such execution, delivery and performance do not conflict with, violate or otherwise result in a default under its Certificate of Incorporation, By-Laws or other organizational documents, and (iv) this Agreement is the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.

                                    INVESTCORP BANK E.C.



                                    By: /s/ H. Richard Lukens III
                                    ------------------------------
                                    Name: H. Richard Lukens III
                                    Title: Member of the Management Committee